Exhibit 99.1

Semler Reports Second Quarter 2014 Financial Results

PORTLAND, Ore. – July 25, 2014 – Semler Scientific, Inc. (Nasdaq: SMLR; “Semler”), an emerging medical risk assessment company that develops patented products that assist healthcare providers in monitoring patients and evaluating chronic diseases, today reported financial results for the second quarter and six months ended June 30, 2014.

“The second quarter of 2014 continued to be productive for Semler,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler. “We attracted seasoned talent to our team, grew revenue, built relationships with insurance plans and progressed in product development.”

FINANCIAL RESULTS

In the three months ended June 30, 2014 compared to the corresponding period of 2013, Semler had:

•	Revenue of $846,000, an increase of $371,000, or 78%, compared to $475,000
•	Cost of revenue of $172,000, an increase of $115,000, or 202%, from $57,000
•	Total operating expenses, which includes cost of revenue, of $1,855,000, an increase of $802,000, or 76%, compared to $1,053,000
•	Net loss of $1,032,000 or $0.22 per share, an increase of $419,000, or 68%, compared to a net loss of $613,000, or $0.78 per share

Net cash of $6,554,000 as of June 30, 2014 compared to net cash of $734,000 as of December 31, 2013.

In the six months ended June 30, 2014 compared to the corresponding period of 2013, Semler had:

•	Revenue of $1,683,000 an increase of $779,000, or 86%, compared to $904,000
•	Cost of revenue of $326,000, an increase of $183,000, or 128%, from $143,000
•	Total operating expenses, which includes cost of revenue, of $3,481,000, an increase of $1,457,000, or 72%, compared to $2,024,000
•	Net loss of $1,849,000 or $0.53 per share, an increase of $665,000, or 56%, compared to a net loss of $1,184,000 or $1.51 per share

SECOND QUARTER 2014 HIGHLIGHTS

In the second quarter, 2014, Semler reorganized its board of directors with the appointments of managed care leader Abbie Leibowitz, M.D., healthcare technology expert Wayne T. Pan, M.D., Ph.D., and medical device industry leader Bruce J Barclay. Semler also made key hires in Q2 to its sales and marketing team including the appointment of medical product sales expert Scott Ashworth to the position of executive vice president of global sales.

“Our primary focus for the second quarter and first half of 2014 has been to expand our base of clients who are insurance plans with Medicare Advantage patients,” said Dr. Murphy-Chutorian. “We have been successful in having initial FloChec™ installations started or planned to start at four of the largest Medicare Advantage plans in the United States. Of note, the top 15 payors account for more than 70% of the entire Medicare Advantage market, which emphasizes the importance of establishing business relationships with these large insurance providers.”

Notice of Conference Call

Semler will host a conference call at 11 a.m. EDT, Friday, July 25, 2014. The call will address second quarter results and will provide a business update on Semler’s market outlook and strategies for 2014.

The conference call may be accessed by dialing 877-359-9508 for domestic callers and 224-357-2393 for international callers. Please specify to the operator that you would like to join the "Semler Second Quarter 2014 Financial Results Call, conference ID#: 78080334." The conference call will be archived on Semler's website at semlerscientific.com.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is an emerging medical risk-assessment company. Its mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services. Semler's first patented and U.S. Food and Drug Administration, or FDA, cleared product, is FloChec™. FloChec™ is used in the office setting to allow providers to measure arterial blood flow in the extremities and is a useful tool for internists and primary care physicians for whom it was previously impractical to conduct blood flow measurements. FloChec™ received FDA 510(k) clearance in February 2010, Semler began Beta testing in the third quarter of 2010, and Semler began commercially leasing FloChec™ in January 2011. Semler closed the initial public offering of its common stock on February 26, 2014 and its common stock is now listed on the NASDAQ Capital Market under the ticker symbol “SMLR.” Additional information about Semler can be found at semlerscientific.com.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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